Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Marathon Digital Holdings, Inc. on Form S-3, (File Nos. 333-241688, 333-251309, 333-252053, 333-262656 and 333-275149), and Form S-8 (File Nos. 333-239565, 333-252950 and 333-258928) of our report dated February 28, 2024, with respect to our audits of the Consolidated Financial Statements of Marathon Digital Holdings, Inc. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and our report dated February 28, 2024 with respect to our audit of internal control over financial reporting of Marathon Digital Holdings, Inc. as of December 31, 2023, which reports are included in this Annual Report on Form 10-K of Marathon Digital Holdings, Inc. for the year ended December 31, 2023.

Our report on the Consolidated Financial Statements refers to changes in the method of accounting for digital assets effective January 1, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
February 28, 2024